Circuit City Stores, Inc. Revises Fiscal 2007 Results and
                          Updates Fiscal 2008 Outlook

Richmond, Va., April 30, 2007 - Circuit City Stores, Inc. today revised its results for the third quarter ended November 30, 2006, and the fourth quarter and fiscal year ended February 28, 2007, as well as its outlook for the first half of its fiscal year ending on February 29, 2008. Fourth quarter and fiscal
2007 results and the company's fiscal 2008 outlook were originally discussed in the company's April 4, 2007, news release.

The company will continue to take actions to support sales growth and margin improvements as well as reduce its cost and expense structure in order to compete more effectively in today's marketplace.

"As previously discussed, we are moving with increased urgency to accelerate our transformation initiatives. Although the first half of the fiscal year will be volatile due to the change in the television business, we believe that our transformation efforts will yield positive results for the full fiscal year," said Philip J. Schoonover, chairman, president and chief executive officer.

Fiscal 2007 Revisions
The company is making two revisions to its fiscal 2007 results. These revisions are reflected in the company's financial statements for the fiscal year ended
February 28, 2007,  which have been filed today with the Securities and Exchange
Commission as part of the company's Annual Report on Form 10-K.

The first revision impacts the fourth quarter and fiscal 2007 results. The net impact to fiscal 2007 results is a $3.5 million, or 2 cents per share, reduction to the net loss from continuing operations. The revision is due primarily to an increase in vendor allowances.

The second revision, which is due primarily to the timing of revenue recognition of Web-originated sales, corrects amounts recorded between the third and fourth quarters of fiscal 2007 and has no impact on full-year fiscal 2007 results. This revision reduces the fourth quarter net loss from continuing operations by $4.5 million and increases the third quarter loss by an equal amount.
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Summary of Revised Statements of Operations

                                                  Three Months Ended                Twelve Months Ended
                                          Nov. 30, 2006       Feb. 28, 2007            Feb. 28, 2007
(Dollar amounts in millions                        % of                  % of                    % of
except per share data)                      $      Sales        $        Sales          $        Sales
-------------------------------------------------------------------------------    --------------------
Net sales.............................   $3,060.0  100.0%    $3,954.7    100.0%     $12,429.8    100.0%
Gross profit..........................   $  675.8   22.1%    $  946.6     23.9%     $ 2,928.3     23.6%
(Loss) earnings from continuing
    operations before income taxes....   $  (34.2)  (1.1)%   $   27.1      0.7%     $    20.3      0.2%
Net loss from continuing operations...   $  (19.9)  (0.7)%   $   (7.2)    (0.2)%    $   (10.2)    (0.1)%
Net loss..............................   $  (20.4)  (0.7)%   $   (4.3)    (0.1)%    $    (8.3)    (0.1)%
Loss per share from continuing
    operations........................   $  (0.12)     -     $  (0.04)       -      $   (0.06)       -
Loss per share........................   $  (0.12)     -     $  (0.03)       -      $   (0.05)       -

Updated Fiscal 2008 Outlook
For the month of April, the company experienced substantially below-plan sales, primarily related to the large flat panel and projection television categories.

Due to this trend, the company now expects a loss from continuing operations before income taxes of $80 million to $90 million for the first quarter of fiscal 2008. In light of uncertainties in the current operating environment, the company is withdrawing its previously issued guidance for the first half of fiscal year 2008.

Assuming business trends improve and the transformation efforts are effective, the company forecasts fiscal 2008 earnings from continuing operations before income taxes (EBT) as a percentage of consolidated net sales at the low end of the company's previously guided range of 1.4 percent to 1.8 percent.

The company will continue to monitor general business trends as well as the effectiveness of its transformation efforts and expects to provide an updated fiscal 2008 forecast when it releases results for the first quarter of fiscal 2008 in June.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At February 28, the domestic segment operated 642 Superstores and 12 other locations in 158 U.S. media markets. At February 28, the international segment operated through 510 retail stores and 296 dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the accuracy of the assumptions underlying the company's projected first quarter and fiscal 2008 results as discussed under "Updated Fiscal 2008 Outlook" in this release, (2) the company's ability to generate strong sales growth in key product categories and through its direct sales channel, (3) the company's ability to maintain or grow market share, (4) the effect of pricing and promotional activities of the company's vendors and competitors and the company's response to those actions, (5) the pace of commoditization of digital products, (6) the company's ability to control and leverage expenses as a percentage of sales, (7) the possibility of adverse changes in general economic conditions, (8) the company's ability to generate sales and margin growth through expanded service offerings, (9) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (10) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(11) the impact of our wage management initiative on Associate morale and our reputation with customers, and (12) a strong product cycle for consumer electronics. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Financial Condition and Results of Operations in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and in the company's other SEC filings. A copy of the annual report is available on the company's investor Web site at http://investor.circuitcity.com.

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Contact:     Bill Cimino, Director of Corporate Communications, (804) 418-8163
             Jessica Clarke, Investor Relations, (804) 527-4038